Maiden Holdings, Ltd. Announces Quarterly Dividend

HAMILTON, Bermuda - Maiden Holdings, Ltd. (Nasdaq:  MHLD) today announced that the Board of Directors approved a quarterly cash dividend of $0.065 per share of common stock. The dividend is payable on October 15, 2010 to shareholders of record as of October 1, 2010.

About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through our subsidiaries which are each A- rated (excellent) by A.M. Best, we are focused on providing non-catastrophic, customized reinsurance products and services, to small and mid-size insurance companies in the United States and Europe. As of March 31, 2010, the company had $2.7 billion in assets and total capital of $925 million including shareholders' equity of $710 million.

Maiden Holdings, Ltd.
Ellen Taylor
856.359.2573
irelations@maiden.bm

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